UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2009
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris- diction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
          On October 27, 2009, the Company adopted a plan to restructure its operations to reduce expenses, better align costs with current and future geographic sources of revenue, and improve operating efficiencies. These actions are expected to result in a pre-tax charge of approximately $30 million, of which $15 million are expected to be in the quarter ending December 31, 2009 and $15 million are expected to be in the quarter ending March 31, 2010. Approximately $26 million of the charge will be in the form of cash expenditures. The charge is primarily related to expenses to be incurred in connection with the consolidation or closure of certain offices, the elimination of approximately 3% of the employment positions that existed on October 27, 2009, and certain other one-time non-cash costs. The Company anticipates that it will substantially complete restructuring activities by June 30, 2010. The charges will include approximately $8 million in costs related to the abandonment of certain property leases, approximately $18 million in employee separation benefits, and approximately $4 million in other one-time non-cash costs. The Company expects a majority of the $26 million of cash charges to be paid out in the second half of Fiscal Year 2010, with the remainder to be paid out over several years. The Company expects the charge to result in annual pre-tax savings of approximately $20 million when completed.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2010	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and Chief Financial Officer